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                                                                   EXHIBIT 10.45

NORTH CAROLINA
CATAWBA COUNTY

                               LOGISTICS AGREEMENT

         This Agreement, made and entered into on this the 3rd day of March, 2002 (the "Effective Date"), by and between Pierre Foods, Inc., a North Carolina corporation with principal offices located in Cincinnati, Ohio (hereinafter "Company") and PF Distribution, LLC, a North Carolina limited liability company with principal offices located in Hickory, North Carolina (hereinafter "Distribution").

                              W I T N E S S E T H:

         WHEREAS, Company is currently managing its own warehousing and distribution programs, and

         WHEREAS, Company desires to simplify the processes involved in its warehousing and distribution process, and

         WHEREAS, Company desires to contract with a distribution company that provides warehousing and distribution services, and

         WHEREAS, Distribution has expertise in warehousing and distribution, and is willing to provide such services to the Company, and

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants contained herein, and further good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Appointment. Company hereby appoints Distribution as its agent to provide warehousing and distribution services ("Services") as needed in the food processing and distribution business of the Company.

         2. Duties of Distribution. Distribution will provide at its cost all logistics services necessary to the Company for its warehousing, fulfillment, and transportation activities. Distribution will perform or provide transportation of finished goods from the Company's plants to local intermediate refrigerated warehouse facilities for the purpose of storage and fulfillment activities. Distribution will also be responsible for procuring storage space for inventory, maintaining the inventory in a safe environment, and overseeing the fulfillment of customer orders in a timely manner as received from the Company.

         Distribution will provide transportation necessary to deliver finished goods of the Company to the customer. These shipments may originate at the Company's plants or at an intermediate storage warehouse in full truckload or less than truckload (LTL) quantities. Transportation required to balance inventories between warehouses is included under this provision. Distribution will transport goods of the Company in its own fleet equipment or in

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equipment operated by third party transportation vendors. Distribution will be responsible for any warehouse damage and over/under shipments caused by picking errors at the third party warehouses. Distribution will also administer any damage caused by common carriers during transit. Bill-backs will be made by Distribution to the warehouses or the carriers responsible for the damage or picking errors.

         3. Duties of Company. The Company will provide timely orders and instructions to Distribution to allow Distribution adequate lead time to provide the services hereunder. Shipments that are picked up at the plants by the customer (customer pickups) will be scheduled and processed by the Company. These shipments will not be invoiced by Distribution under the terms of this Agreement.

          The Company will be responsible for damage resulting from case crushing due to packaging design.

         4. Rates. All services will be charged on a cents per pound basis. Different rates will be charged for each plant due to the differential of weight and volume characteristics between plant products. Periodically, during the term of this Agreement, and upon the consent of both parties, the rates may be amended. Initial rates are as follows:

         Warehousing services will be charged to the Company based on monthly weighted average inventory pounds maintained by Distribution on behalf of the Company during the period.

         Cincinnati:       $  .0400  per pound
         Claremont:        $  .1000  per pound

         Freight services will be charged to the Company based on total pounds shipped and delivered to Company customers by Distribution during the period.

         Cincinnati:       $  .1000  per pound
         Claremont:        $  .1950  per pound

         5. Payment. Company will be billed by Distribution once each month net 10 days. Upon the execution of this Agreement, Company has paid to Distribution the sum of $500,000 as an advance payment to be credited and applied to the billings due hereunder in order determined by Distribution.

         6. Term. Distribution hereby agrees for an initial term of one (1) year, commencing as of the Effective Date to provide Services for the Company in accordance with Company's needs and the terms of this Agreement. Within the ninety (90) day period prior to the end of the initial term, or any renewal term of Agreement, the parties hereto will discuss whether or not this Agreement may be renewed for a subsequent one (1) year term from the date of expiration of the then current

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term. Within thirty (30) days prior to each anniversary of this
Agreement, the Company shall negotiate with Distribution and agree upon the rates for services for the renewal term. It is expressly agreed that, in the event a binding agreement of renewal is not executed by the parties during the aforesaid ninety (90) day period, this Agreement shall expire and terminate as of the end of the then current term.

         7. Insurance. Distribution shall:

                  (a) maintain and/or cause its logistics suppliers, including common carriers and warehousemen to maintain appropriate levels of cargo legal liability insurance, fire and casualty insurance and such other commercial general liability insurance in appropriate coverage amounts as customary and as is required by law and shall provide, and require such logistics suppliers, to provide, as necessary certificates of insurance naming Distribution and/or the Company as an additional insured with no less than thirty (30) days notice of cancellation or non-renewal.

                  (b) maintain workmen's compensation insurance as required by law.

         8. Termination. This Agreement may be terminated:

                  (a) for cause by either party, or

                  (b) upon expiration of its legal term or any extension thereof, or

                  (c) without cause upon one hundred-twenty (120) days written notice by either party.

         Upon termination, the Company shall honor all outstanding orders placed upon the direction of the Company by Distribution.

         9. Ancillary Services. Distribution and Company shall coordinate the development of a logistics service support environment, including telecommunications linkage, technical and information systems, and equipment and office space for onsite personnel of Distribution. In consideration of the support function, Distribution shall reimburse the Company on a monthly basis $5,551 for office space, computer time and equipment and support.

         10. Confidentiality. Except as necessary to procure logistics commitments, Distribution agrees not to disclose to any persons the existence or terms of this Agreement or the contents of any forecasts, supply needs, specifications and other information relating to the Company, all of which is the proprietary information of the Company, to which Distribution may have access during the term of this Agreement. Distribution further agrees to return all such materials to Company immediately upon termination of this Agreement. The parties agree that this confidentiality agreement shall survive the term of this Agreement.

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         11. Assignment. This Agreement is not assignable by Distribution without the express written consent of the Company.

         12. Disputes. Any disputes that may arise out of this Agreement shall be governed under the laws of the State of North Carolina.

         13. Severability. Any provision of this Agreement that is prohibited, unenforceable, or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability, or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability, or legality of such provision in any other jurisdiction.

         14. Independent Contractor. Distribution is an independent contractor. No fiduciary relationship exists between the parties. Except as set forth in this Agreement, neither party shall be liable for any debts, accounts, obligations or other liabilities of the other party, its agents or employees. The Company has no proprietary interest in Distribution and has no interest in the business of Distribution, except to the extent expressly set forth in this Agreement.

         15. Force Majeure. Neither Distribution nor Company shall be liable for failure of performance hereunder if hindered or prevented by war, strikes, acts of God, accidents, civil disorder, or for any reason beyond the control of Distribution or Company, provided however, that nothing herein shall relieve Distribution from its responsibilities hereunder with respect to indemnity, insurance and loss of or damage to freight or warehoused product.

         16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and completely supersedes all prior undertakings and agreements, both written and oral, between the parties relative hereto. Any modification or amendment of this Agreement shall require the express written consent of both parties.

         17. Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

         18. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Logistics
Agreement to be executed in accordance with law in duplicate originals, one of which is retained by each of the parties, the day and year first above written.

                                              PIERRE FOODS, INC.

                                              By: /s/ Pamela M. Witters
                                                  ------------------------------
                                                  Pamela M. Witters
                                                  Senior Vice President and CFO



                                              PF DISTRIBUTION, LLC

                                              By: /s/ David R. Clark
                                                  ------------------------------
                                                  David R. Clark, Vice President







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